Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tory Harris

Investor Relations

Integral Systems

Tel: 301-731-4233 x 1109

Email: info@integ.com

Web: www.integ.com

INTEGRAL SYSTEMS CONTINUES TO EXPLORE STRATEGIC ALTERNATIVES

Company Continues to Post Record Results

Lanham, MD, October 24, 2006, — Integral Systems, Inc., (NASDAQ-ISYS) today provided an update on its work with BB&T Capital Markets | Windsor Group to explore strategic alternatives to maximize stockholder value, including a possible sale of the Company. The Company’s efforts to date in connection with exploring strategic alternatives have focused principally on a possible sale of the Company. Because discussions with potential interested parties have to date not resulted in any proposal, agreement or transaction involving a sale of the Company, the Board of Directors of the Company has, after consultation with the Company’s outside financial advisors, decided to explore and evaluate other strategic alternatives to maximize stockholder value while continuing to explore and evaluate a possible sale of the Company.

“Although to date, the process of exploring strategic options has not yet resulted in a specific transaction, I am extremely pleased that the Company continues to perform at a very high level. While our numbers are not quite final, fiscal year 2006 was a record breaking year as measured by virtually all financial parameters and I believe we are on track to meet or exceed our most recently announced full year guidance. I am very proud that our employees continue to deliver such outstanding results while spending considerable time and effort on the strategic alternatives process,” stated Pete Gaffney, Chief Executive Officer of Integral Systems.

“As we look forward to fiscal 2007 and beyond, I am pleased to report that during the month of October our Ground Systems Government segment and our Ground Systems Commercial segment have each booked a significant new contract with new customers. Although formal guidance for fiscal 2007 will not be issued until early December, as a result of these new awards coupled with our already significant backlog, I can state now that fiscal 2007 revenue and EPS are expected to be at least 20% and 10%, respectively, greater than comparable fiscal 2006 results,” commented Gaffney. “We look forward to continued future success in our business as we execute the Company’s business plan while continuing to explore all strategic alternatives to maximize stockholder value,” added R. Doss McComas, Integral’s Chairman of the Board.

The Company cautions that there can be no assurance as to the outcome of the strategic alternatives process, that any particular strategic alternative will be pursued or that any transaction will occur, and the Company does not undertake any obligation to provide further updates until the strategic alternatives process is completed.

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ABOUT INTEGRAL SYSTEMS

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers, satellite manufacturers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system-level and board-level telemetry acquisition products. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Integral Systems has approximately 420 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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